UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 28, 2006
Cardinal Health, Inc.
(Exact Name of Registrant as Specified in its Charter)
Ohio
(State or Other Jurisdiction of Incorporation)

1-11373 (Commission File Number)	31-0958666 (IRS Employer Identification Number)
7000 Cardinal Place, Dublin, Ohio 43017
(Address of Principal Executive Offices, Including Zip Code)
(614) 757-5000
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     David L. Schlotterbeck will be appointed Chief Executive Officer of Pharmaceutical and Medical Products of Cardinal Health, Inc. (the “Company”) and will assume the leadership responsibilities for the Company’s Pharmaceutical Technologies and Services and Medical Products Manufacturing segments in addition to his current leadership responsibility for the Clinical Technologies and Services segment. In connection with this expansion in his role with the Company, on June 28, 2006, the Human Resources and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) approved an increase to Mr. Schlotterbeck’s annual base salary from $580,000 to $725,000. Mr. Schlotterbeck’s target annual bonus will remain at 100% of his annual base salary.
     Also on June 28, 2006, the Compensation Committee authorized R. Kerry Clark, the Company’s President and Chief Executive Officer, to use corporate aircraft for personal travel and to have his immediate family members accompany him on personal flights. The Compensation Committee also authorized the Company to provide a tax reimbursement to Mr. Clark for income attributed to him arising out of his personal use of corporate aircraft.
Item 7.01 Regulation FD Disclosure
     The Company issued a press release on July 5, 2006, which is being furnished as Exhibit 99.01 to this report.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits
     99.01     Press release issued by the Company on July 5, 2006, and furnished with this report.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)
Date: July 5, 2006	By:	/s/ Ivan K. Fong

Name: Ivan K. Fong Title: Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX
     99.01    Press release issued by the Company on July 5, 2006, and furnished with this report.